Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-267941) and Form S-8 (No. 333-267698) of Noble Corporation plc of our report dated February 17, 2022 relating to the financial statements of Noble Corporation plc (Predecessor), which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 23, 2024